Exhibit 4.1

AMENDMENT NO. 1

to

RIGHTS AGREEMENT

Amendment No. 1 (the “Amendment”) dated as of June 19, 2011, between Virtus Investment Partners, Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), to the Rights Agreement dated as of December 29, 2008 (the “Rights Agreement”) between the Company and the Rights Agent.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the parties desire to amend the Rights Agreement to extend the term of the Rights (as defined in the Rights Agreement) in accordance with the Rights Agreement and amend certain other provisions of the Rights Agreement;

NOW, THEREFORE, for consideration set forth herein and in the Rights Agreement, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent agree as follows:

1. Definitions. Except as set forth below, all capitalized terms used in this Amendment shall have their respective meanings set forth in the Rights Agreement.

2. Amendment to the definition of “Acquiring Person.” The definition of “Acquiring Person” is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person (as defined below) who or which shall be the Beneficial Owner (as defined below) of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempted Entity (as defined below); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Rights Agreement unless and until such Person shall have failed to divest itself, as soon as practicable, if the Company so requests, of Beneficial Ownership of a sufficient number of shares of Common Stock (or, in the case solely of shares of Derivative Common Stock (as defined below), such Person terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities, or establishes to the satisfaction of the Board of Directors that such shares of Derivative Common Stock are not held with any intention of changing or influencing control of the Company) so that such Person would no longer otherwise qualify as an “Acquiring Person” and (ii) if, as of the date hereof or prior to the first public announcement of the adoption of this Rights Agreement, any Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Rights Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, no Person shall be deemed an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the

Company and thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person,” subject to the proviso set forth in the first sentence of this Section 1(a), unless upon the consummation of the acquisition of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding. The phrase “then outstanding”, when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.”

3. Amendment to the definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own.” The definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own” any shares of Common Stock is hereby amended to (a) delete the word “or” at the end of clause (ii), (b) replace the period at the end of clause (iii) with the text “; or” and (c) insert a new clause (iv) immediately following clause (iii) as set forth below:

“ or (iv) which are the subject of a derivative transaction entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (A) such derivative conveys any voting rights in such securities to such Person, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such Person may have entered into other transactions that hedge the economic effect of such derivative; and in determining the number of shares of Common Stock deemed Beneficially Owned by operation of this Section 1(c)(iv), the subject Person shall be deemed to Beneficially Own (without duplication) the number of shares of Common Stock that are synthetically owned pursuant to such derivative transactions or such derivative securities;”

4. Insertion of new definition of “Derivative Common Stock.” The following definition of “Derivative Common Stock” is hereby inserted in alphabetic order in Section 1 of the Rights Agreement:

“Derivative Common Stock” shall mean shares of Common Stock that are deemed to be Beneficially Owned pursuant to Section 1(c)(iv) hereof.”

5. Amendment to “Exempted Entity.” The definition of “Exempted Entity” is hereby amended to (a) insert the text “and” immediately prior to the text “(4)” and (b) delete the following text as set forth below:

“In addition, notwithstanding any provision of this Rights Agreement to the contrary, Harris Investor Group shall be deemed an “Exempted Entity” for all purposes under this Rights Agreement, for so long as Harris Investor is not in material breach of Section 7.04 of the Investment and Contribution Agreement (the “Investment Agreement”), dated as of October 30, 2008, by and among the Company and Phoenix Investment Management Company, Harris Investor and The Phoenix Companies, Inc. In the event that Harris Investor is in material breach of Section 7.04 of the Investment Agreement, then Harris Investor Group shall cease to be an Exempted Entity; provided, however, that if at such time that Harris Investor Group ceases to be an Exempted Entity it beneficially owns 15% or more of the shares of Common Stock outstanding, notwithstanding anything in this Rights Agreement to the contrary, it shall not be deemed to be or to have become an “Acquiring Person” for any purpose under this Rights Agreement unless and until it shall acquire Beneficial Ownership of any shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) in excess of the number of shares of Common Stock Harris Investor Group Beneficially Owns at the time that it ceases to be an Exempted Entity.”

6. Deletion of the definition of “Harris Investor.” The definition of “Harris Investor” is hereby deleted.

7. Deletion of the definition of “Harris Investor Group.” The definition of “Harris Investor Group” is hereby deleted.

8. Insertion of new definition of “Final Expiration Date.” The following definition of “Final Expiration Date” is hereby inserted in alphabetic order in Section 1 of the Rights Agreement:

“Final Expiration Date” shall mean June 19, 2012.”

9. Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended to insert the text “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Stock)” immediately following the phrase “to act as agent for the Company” in the first sentence thereof.

10. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended to replace the phrase “June 19, 2011 (the “Final Expiration Date”)” with the phrase “Final Expiration Date”.

11. Amendment to Section 7(b). Section 7(b) of the Rights Agreement is hereby amended to replace the text “75.00” with the text “280”.

12. Amendment to Section 24. Section 24 of the Rights Agreement is hereby amended to insert after the end of the last sentence the following:

“Without limiting the foregoing, prior to effecting an exchange pursuant to this Section 24, the Board of Directors of the Company may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the shares of Common Stock (or shares of Series C Preferred Stock) issuable pursuant to the exchange, and all stockholders entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement and this Rights Agreement.”

13. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended to replace the text “Kevin J. Carr” with “Mark S. Flynn”.

14. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended to insert (a) the text “(i)” immediately before the phrase “decreases the Redemption Price” and (b) the clause “or (ii) which extends the Final Expiration Date except, in the case of this clause (ii), upon shareholder approval” immediately after the phrase “decreases the Redemption Price”.

15. Amendments to Exhibit B [Form of Right Certificate]. Exhibit B to the Rights Agreement [Form of Right Certificate] is hereby amended as follows:

(a) in the first full paragraph by adding the words “as amended on June 19, 2011 and” before the words “as the same may be amended”,

(b) each time the date “June 19, 2011” appears it is hereby replaced with the date “June 19, 2012”, and

(c) in the first full paragraph appearing below the heading “Right Certificate,” the text “75” is hereby replaced with the text “280”.

16. Amendment to Exhibit C [Summary of Rights to Purchase Series C Participating Preferred Stock]. Exhibit C to the Rights Agreement [Summary of Rights to Purchase Series C Participating Preferred Stock] is hereby amended as follows:

(a) in the first full paragraph by adding the words “as amended on June 19, 2011 and” before the words “as the same may be amended”,

(b) in the first full paragraph the text “75” is replaced with the text “280”,

(c) the second full paragraph is hereby amended and restated in its entirety as follows:

“Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an Exempted Entity (as defined below)) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the shares of Common Stock then outstanding (which includes for this purpose stock referenced in derivative transactions and securities) or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an Exempted Entity) or group of 15% or more of the shares of Common Stock then outstanding (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the shares of Common Stock represented by certificates for Common Stock outstanding as of the Record Date, together with a copy of the summary of rights disseminated in connection with the original dividend of Rights. As of the date of the Rights Agreement or prior to the first public announcement of the adoption of the Rights Agreement, any person is or becomes the beneficial owner of 15% or more of the shares of Common Stock outstanding, such person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such person shall, after the first public announcement of the adoption of this Rights Agreement, become the beneficial owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the beneficial owner of such additional shares of Common Stock, such person is not then the beneficial owner of 15% or more of the shares of Common Stock then outstanding. For the avoidance of doubt, conversion of the preferred stock outstanding on June 19, 2011 into common stock shall not make the holder thereof an “Acquiring Person.”

(d) the definition of Exempted Entity is hereby amended and restated in its entirety as follows:

“Exempted Entity” shall mean (1) the Company, (2) any subsidiary of the Company (in the case of subclauses (1) and (2) including, without limitation, in its fiduciary capacity), (3) any employee benefit plan of the Company or of any subsidiary of the Company or (4) any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of the Company.”

(e) the definition of “Harris Investor” is deleted,

(f) the definition of “Harris Investor Group” is deleted,,

(g) in the sixth full paragraph the date “June 19, 2011” is replaced with the date “June 19, 2012”,

(h) in the sixteenth full paragraph the text “and the Final Expiration Date (except in the case of the Final Expiration Date such extension is approved by shareholder approval)” is added after the phrase “except with respect to the Redemption Price” in the first sentence thereof.

17. Continuing Force and Effect.

(a) Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall continue in full force and effect.

(b) From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

18. Miscellaneous.

(a) No waiver, amendment or modification hereof shall be valid unless effected in the manner required by the Rights Agreement.

(b) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

(c) This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(e) The captions and paragraph headings used in this Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

VIRTUS INVESTMENT PARTNERS, INC

By:	/s/ George Aylward
Name: George Aylward
Title: President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By:
Name:
Title:

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